Exhibit 99.2

Consent of the Printing and Printing Equipment Industries Association of China

We consent to (1) the use of and references to our name under the “Summary,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Business,” and “Industry” sections in the prospectus included in the registration statement on Form S-1 of Asian Financial, Inc. (the “Company”) and any amendments thereto (the “Registration Statement”) (2) the filing of this consent as an exhibit to the Registration Statement by the Company for the use of our data, tables, graphs and information in the abovementioned sections.

The sources of the data, tables, graphs and information used in the “Summary,” “Management’s Discussion and Analysis of Financial Condition and Results of Operations,” “Business,” and “Industry” sections are derived from (1) “Main Themes of the Printing Machinery Industry in 2006: Adjustment, Reform, Restructuring, and Innovation (Part II)”, of the periodical “Printing Industry Status Update”, (2) “China Printing Industries Development Report (2002-2007)” and (3) the “Printing & Equipment Industry Statistical Data” released annually.

Official Seal of Printing and Printing Equipment Industries Association of China

Printing and Printing Equipment Industries Association of China

July 10, 2009